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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Yingli Green Energy Holding Company Limited


We consent to the use of our report dated March 30, 2007, except as to paragraph
(e) of Note 25, which is as of April 26, 2007, as to paragraphs (f) and (g) of
Note 25, which are as of June 3, 2007, and as to paragraph 3 of Note 2 (e) and paragraph (h) of Note 25, which are as of November 7, 2007, with respect to the consolidated balance sheet of Yingli Green Energy Holding Company Limited and its subsidiary ("Yingli Green Energy") as of December 31, 2006, and the related consolidated statements of income, shareholder's equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) to December 31, 2006, and the consolidated balance sheets of Baoding Tianwei Yingli New Energy Resources Co., Ltd. and its subsidiary as of December 31, 2004 and 2005 and September 4, 2006, and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2005, and for the period from January 1, 2006 through September 4, 2006, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains an explanatory paragraph that states that Yingli Green Energy obtained additional short-term bank borrowings and engaged in other financing transactions subsequent to December 31, 2006, which had an impact on its financial position.



/s/ KPMG
Hong Kong, China
November 21, 2007